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                                                                      EXHIBIT 10


                              SECOND AMENDMENT TO
                        THE DEKALB GENETICS CORPORATION
                           EXECUTIVE RETIREMENT PLAN


          WHEREAS, DEKALB Genetics Corporation, a Delaware Corporation, with its principal place of business in DeKalb, Illinois (the "Company"), has heretofore adopted and maintains for the benefit of certain of its employees a nonqualified supplemental pension plan which is designated the "DEKALB Genetics Corporation Executive Retirement Plan" (the "Plan"); and

          WHEREAS, the Company desires to amend the Plan in certain respects;

          NOW, THEREFORE, pursuant to the power of amendment contained in
Section 7.3 of the Plan, the Plan is hereby amended, effective immediately as of the date of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of parent ("Sub"), and the Company), as follows:

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          1.   Section 3.3 of the Plan is hereby amended by adding immediately after the phrase "and who has completed five Years of Service," the following phrase:

     or who was an Employee of the Company or of a Related Employer immediately prior to the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company),

          2.  Section 5.1 of the Plan is hereby amended to read as follows:

     5.1 Vesting. A Participant shall have no vested interest in benefits under this Plan until the occurrence of the earliest of the following events, at which time the Participant shall be fully (100%) vested:

          (a) His completion of five Years of Service;

          (b) His termination of employment with all Related Employers due to his death or Disability;

          (c) His attainment of his Normal Retirement Date while employed by any Related Employer; or

          (d) His active employment with any Related Employer on the date of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company).

          3.  Section 7.3 of the Plan is hereby amended to read as follows:



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     7.3  Right to Amend, Suspend or Terminate. The Company reserves the right at any time and from time to time to amend, suspend, or terminate the Plan by action of its Board of Directors without the consent of any Participant, Beneficiary or other person claiming a right under the Plan. Notwithstanding any provision of the Plan to the contrary, no amendment of the Plan shall reduce the benefits of any Participant below the amount to which such Participant has become vested pursuant to Section 5.1 prior to the date of amendment, or delay the time at which any Participant is entitled to a benefit hereunder. No amendment shall be made to the definition of "Actuarial Equivalent" or any manner (including but not limited to actuarial assumptions and factors) described in the Plan by which actuarial equivalent amounts are determined or by which earnings or income are imputed which would reduce the amount of any benefit any Participant has accrued under the Plan as of the date of such amendment (determined as if such Participant had terminated employment immediately prior to such amendment).

          4. Section 7.4 is hereby amended by deleting therefrom the second and third sentences.

          IN WITNESS WHEREOF, the Company has adopted this instrument by causing it to be executed by its duly authorized officer of this 8th day of May, 1998.



                                             DEKALB GENETICS CORPORATION



                                             By: /s/ John H. Witmer, Jr.
                                                -----------------------------
                                             Title: Senior Vice President
                                                   --------------------------



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